Exhibit 99.1

NEWS RELEASE

Corporate Headquarters:
Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania 18915
Fax: (215) 997-8577

For Further Information Contact:	Visit our Home Page:
Mathias J. Barton, CFO	www.dormanproducts.com
(215) 997-1800 x 5132
E-mail: MBarton@dormanproducts.com

DORMAN PRODUCTS MOURNS THE PASSING OF ITS CHAIRMAN AND CHIEF EXECUTIVE OFFICER, RICHARD N. BERMAN

Steven L. Berman named Chairman and Chief Executive Officer.

Colmar, Pennsylvania (January 31, 2011) - Dorman Products, Inc (NASDAQ: DORM), today announced with great sadness that Richard N. Berman, its Chairman of the Board and Chief Executive Officer, has passed away. The Company mourns this loss and celebrates his legacy. Mr. Berman was the Company’s Chairman and Chief Executive Officer since 1978 and his vision was the guiding force behind the Company’s performance. Mr. Berman was 54 years old. The Company previously announced that Mr. Berman was receiving medical treatment for an illness and would not be available to provide full time service the Company.

Speaking on behalf of the Board of Directors, Paul R. Lederer said, “It is with deep sorrow that we announce Richard’s passing. Richard was well respected leader at the Company and defined its strategic path for more than three decades. He was a dear friend and colleague to the extended Dorman family, but above all, Richard was a dedicated family man. We extend our deepest sympathies and prayers to Richard’s wife, Sharyn, their children and the entire Berman family.”

“Richard was a truly unique person who helped build an extraordinary company. He will be greatly missed by all who knew him,” said Paul Lederer. “One of his greatest strengths was his strategic thinking and his aptitude for building an effective management team. I am confident that the Dorman team’s performance will continue as a result of Richard’s dedication to the Company’s success. I firmly believe in our team and know they will continue to build upon Richard’s legacy.”

Mr. Steven L. Berman, Richard Berman’s brother, Chief Operating Officer of the Company, said, “We are all deeply saddened by the death of my brother, partner, and best friend. As a person, Richard was humble and unassuming, as the Company’s steward, he created a culture of contribution in which hard work and collaboration comes naturally. There is an incredible vitality in our Company that is directly attributable to Richard’s leadership. He inspired all of us with the courage and dignity that he demonstrated every day in living with his illness.”

The Board of Directors of the Company remains confident that despite Mr. Berman’s untimely death that his responsibilities will be carried out effectively by existing management. The Company’s Chief Operating Officer, Steven L. Berman, will assume the role of Chief Executive Officer and Chairman of the Board of Directors. Steven Berman, the brother of Richard Berman, has been with the Company since 1978 and has served in a variety of roles including Executive Vice President, Secretary and Treasurer.

Dorman Products, Inc. is a leading supplier of OE Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman (R), OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), Symmetry (R) and Scan-Tech (R) brand names.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company’s 2009 Annual Report on Form 10-K under Item 1A - Risk Factors.